SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                               (Amendment No. __)*


                              Eagle Materials Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    26969P108
             -----------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
             -----------------------------------------------------
            (Date of Event Which requires Filing of this Statement)



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 10 Pages

CUSIP No. 26969P108           Schedule 13G             Page 2 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Iridian Asset Management LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,322,555
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,322,555
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,322,555

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26969P108           Schedule 13G             Page 3 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Governor and Company of the Bank of Ireland

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of Ireland

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,322,555
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,322,555
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,322,555

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 521863308           Schedule 13G             Page 4 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BIAM Holdings

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of Ireland

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY         3,322,555
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,322,555
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,322,555

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26969P108           Schedule 13G             Page 5 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BancIreland (US) Holdings, Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New Hampshire

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,322,555
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,322,555
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,322,555

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26969P108           Schedule 13G             Page 6 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BIAM (US) Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY         3,322,555
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,322,555
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,322,555

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26969P108             SCHEDULE 13G              Page 7 of 10 Pages

________________________________________________________________________________
Item 1(a).  Name of Issuer:

            Eagle Materials Inc.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

        3811 Turtle Creek Blvd., Suite 1100
        Dallas, TX 75219

________________________________________________________________________________
Item 2.

(a)  Name of Person Filing.

This Statement is being filed by and on behalf of Iridian Asset Management LLC ("Iridian"), The Governor and Company of the Bank of Ireland (the "Bank of
Ireland"),   BIAM Holdings  ("Holdings"),   BancIreland (US) Holdings, Inc.
("BancIreland"), and BIAM (US) Inc. (collectively, the "Reporting Persons").


(b) Address of Principal Business Office:

The principal business address of Iridian is 276 Post Road West, Westport, CT 06880-4704.

The principal business address of Bank of Ireland and Holdings is Head Office, Lower Baggot Street, Dublin 2, Ireland.

The principal business address of BancIreland and BIAM (US) Inc. is Liberty Park #15, 282 Route 101, Amherst, NH 03110.

(c)  Citizenship or Place of  Organization:

Iridian is a limited liability company. Bank of Ireland and Holdings are Ireland corporations. BancIreland is a New Hampshire corporation. BIAM (US) Inc. is a Delaware corporation.

d) Title of Class of Securities:

This Statement relates to the shares of common stock, par value $.01, of Eagle Materials Inc.


(e)  CUSIP Number: The CUSIP number is 26969P108.

CUSIP No. 26969P108            SCHEDULE 13G              Page 8 of 10 Pages

_______________________________________________________________________________
Item 3. If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
(c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

_______________________________________________________________________________
Item 4.     Ownership.

(a) and (b). Amount Beneficially Owned and Percent of Class:

As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 3,322,555 shares of Common Stock which equates to approximately 7.5% of the outstanding shares (the percentage of shares of Common Stock owned being based upon 44,035,925 shares of Common Stock outstanding at October 31, 2007 as set forth in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007).


Iridian has direct beneficial ownership of the shares of Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements.


BIAM (US) Inc., as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian. BancIreland, as the sole shareholder of BIAM (US) Inc. may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BIAM (US) Inc. Holdings, as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BancIreland. Bank of Ireland, as the sole shareholder of Holdings, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Holdings.

As used herein, "beneficial ownership" has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

CUSIP No. 26969P108             SCHEDULE 13G              Page 9 of 10 Pages


(c) Power to vote or dispose.

Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of 3,322,555 shares of Common Stock.


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ____

Not Applicable.

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

The item 3 classification of each Reporting Person is as follows:

Iridian is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

The Bank of Ireland is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

Holdings is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

BancIreland is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

BIAM (US) Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

Not Applicable

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

Not Applicable.

________________________________________________________________________________
Item 10.  Certifications.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 26969P108             SCHEDULE 13-G              Page 10 of 10 Pages


                                   SIGNATURE.


After reasonable inquiry and to the best of its or his knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2008


                              IRIDIAN ASSET MANAGEMENT LLC

                              By: /s/    Jeffrey M. Elliott
                                   ----------------------------------
                                       Jeffrey M. Elliott
                                       Executive Vice President


                              THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

                             By:   /s/   John Clifford
                                   ----------------------------------
                                        John Clifford
                                        Group Secretary


                              BIAM HOLDINGS

                             By:   /s/   John Clifford
                                   ----------------------------------
                                        John Clifford
                                        Group Secretary


                              BANCIRELAND (US) HOLDINGS, INC.

                              By:  /s/   Jeffrey M. Elliott
                                    ----------------------------------
                                        Jeffrey M. Elliott
                                        Agent

                              BIAM (US) INC.

                              By:  /s/   Jeffrey M. Elliott
                                    ----------------------------------
                                        Jeffrey M. Elliott
                                        Agent